U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2006

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 20, 2006, Silverstrand International Holdings Company Ltd. (“Silverstrand”), a subsidiary of Great China International Holdings, Inc., entered into an agreement for the sale of all of the outstanding equity interest in Shenyang Jitian Property Company, Ltd., (“Jitian”). Under the agreement Silverstrand will sell 50% of the equity interest in Jitian to each of Beijing Capital Land Limited and Reco Ziyang Pte Limited.

On February 27, 2006, Jitian was confirmed as the highest bidder in a public auction for a residential development project located in the Chessboard Mountain International Tourism Development District in Shenyang City known as Galaxy Bay. The total purchase price for the 420,317 square meters land use rights was approximately $56.7 million. Effective July 3, 2006, Jitian entered into a loan agreement with the Shenyang City Commercial Bank whereby the Bank agreed to provide a loan of up to RMB 550,000,000, or approximately $68.7 million to Jitian for the purpose of acquiring the land use right for the Chessboard Mountain Project. Effective July 19, 2006, Jitian entered into another loan agreement with Shenyang City Commercial Bank whereby the Bank agreed to provide a loan of RMB50,000,000 (approximately US$ 6.25 million) pursuant to a loan agreement dated for reference on June 28, 2006. Jitian mortgaged its title to Galaxy Bay to the Bank as security for performance of its loan obligations. Shenyang Maryland International Industry Co., Ltd., a subsidiary of Great China International, guarantied all amounts owing by Jitian under the loans and also agreed to mortgage a portion of its property at the President Building project as security for performance of its guaranty obligations.

Under the agreement Beijing Capital Land Limited and Reco Ziyang Pte Limited will purchase Jitian from Silverstrand in exchange for a total cash payment of US$1,399,970 (the amount of Silverstrand’s invested capital in Jitian) and assumption of all bank debt described above incurred by Jitian in connection with the acquisition of Galaxy Bay, which will result in a release of guaranties provided by Shenyang Maryland International. After the transaction closes, Great China International will not have any further interest in the development of Galaxy Bay. None of Great China International, the officers, directors and principal stockholders of Great China International, and its or their respective affiliates is affiliated, directly or indirectly, with Beijing Capital Land Limited and Reco Ziyang Pte Limited. Great China cannot negotiate for sale of Jitian at a higher price than its capital investment because of the restrictions on real estate speculation in the PRC. Great China has elected to sell Jitian and Galaxy Bay because of management’s determination that the development could require capital expenditures greater than what Great China International can fund under current circumstances.

The closing of the transaction is subject to obtaining all of the required governmental approvals, the purchasers making additional cash contributions to the capital of Jitian in the total amount of US$19.3 million, the purchasers paying US$1,399,970 to Silverstrand, the assumption or payment of the bank debt by the purchasers, and satisfaction of other conditions customary for transactions of this type in the PRC. Failure to meet any one or more of the conditions described above could result in the transaction being terminated. Although the agreement sets a tentative closing date of December 1, 2006, obtaining all of the required governmental approvals and satisfying other conditions will likely take longer, so a final closing (assuming all conditions are met) is more likely at the end of December 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: November 27, 2006	By:	/s/ Deng Zhi Ren
Deng Zhi Ren, Chief Executive Officer